Exhibit (p)(20)

                              [LOGO] AXA ROSENBERG
                              ----------------------------------
                              An AXA Investment Managers Company


                               AXA Rosenberg Group
                                 Code of Ethics



                             EFFECTIVE 15 MAY, 2008


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                              [LOGO] AXA ROSENBERG
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                              An AXA Investment Managers Company

                                      INDEX

INTRODUCTION................................................................4

SCOPE.......................................................................5

I. PERSONS COVERED BY THE CODE..............................................5

A.    EMPLOYEES OF THE FIRM.................................................5
B.    TEMPORARY EXEMPTION FROM THE CODE.....................................6
C.    SECURITIES AND ACCOUNTS COVERED BY THE CODE...........................6

ROLES AND RESPONSIBILITIES..................................................6

POLICY AND REPORTING........................................................7

I. STANDARDS OF BUSINESS CONDUCT............................................7

A.      COMPLIANCE WITH LAWS AND REGULATIONS................................7

C.    PERSONAL SECURITIES TRANSACTIONS AND INSIDER TRADING..................8
D.    GIFTS AND ENTERTAINMENT...............................................8
E.    POLITICAL CONTRIBUTIONS...............................................9
F.    CONFIDENTIALITY.......................................................9
G.    SERVICE ON A BOARD OF DIRECTORS.......................................9
H.    OTHER OUTSIDE ACTIVITIES.............................................10
I.    MARKETING AND PROMOTIONAL ACTIVITIES.................................10

II.  ANTITRUST AND FAIR DEALING............................................10

III. COMPLIANCE PROCEDURES.................................................11

A.    CERTIFICATION OF COMPLIANCE..........................................11

IV. CODE OF ETHICS RECORDKEEPING REQUIREMENTS..............................11

V. FORM ADV DISCLOSURE.....................................................12

VI. ADMINISTRATION AND ENFORCEMENT OF THE CODE.............................12

A.    TRAINING AND EDUCATION...............................................12
B.    REVIEW...............................................................12
C.    MUTUAL FUNDS' BOARD APPROVAL.........................................12
D.    REPORT FOR THE MUTUAL FUNDS' BOARD...................................13
E.    REPORT FOR SENIOR MANAGEMENT.........................................13
F.    REPORTING VIOLATIONS.................................................13
G.    SANCTIONS............................................................14
H.    FURTHER INFORMATION REGARDING THE CODE...............................14

APPENDIX 1.................................................................15

AXA ROSENBERG GROUP PERSONAL TRADING AND INSIDER TRADING POLICY ...........15

I. PERSONAL TRADING........................................................15

A.    PERSONS COVERED BY THE POLICY........................................15
B.    SECURITIES COVERED BY THE POLICY ("COVERED SECURITY")................16


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                              [LOGO] AXA ROSENBERG
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                              An AXA Investment Managers Company

C.    EXEMPT SECURITIES....................................................16
D.    TRADING PROVISIONS AND PROHIBITIONS..................................17
E.    PRECLEARANCE REQUIREMENTS............................................18
F.    EMPLOYEE STOCK OPTION PLAN ("ESOP")..................................20
G.    REPORTABLE TRANSACTIONS .............................................20
H.    BREACH OF POLICY.....................................................21
I.    TRADING HOURS........................................................21
J.    POST TRADE...........................................................22
K.    CERTIFICATION REQUIREMENTS...........................................22
L.    BROKER RELATIONSHIPS.................................................24

II.  INSIDER INFORMATION...................................................24

APPENDIX 2.................................................................26

SAMPLE BROKER CONFIRMATION REQUEST LETTER..................................26


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                              [LOGO] AXA ROSENBERG
                              ----------------------------------
                              An AXA Investment Managers Company

Introduction

This Code of Ethics applies to the following subsidiaries of AXA Rosenberg Group LLC (hereinafter collectively referred to as "AXA Rosenberg Group" or "the Firm"):

   o  Barr Rosenberg Research Center LLC (United States)

   o  AXA Rosenberg Investment Management LLC (United States)

   o  AXA Rosenberg Canada Co. (Canada)

   o  AXA Rosenberg Investment Management Ltd. (Europe)

   o  AXA Rosenberg Investment Management Ltd. (Japan)

   o  AXA Rosenberg Investment Management Asia Pacific Ltd. (Singapore)

   o  AXA Rosenberg Investment Management Asia Pacific Limited (Hong Kong)

   o  AXA Rosenberg Investment Management Asia Pacific Ltd. (Australia)

   o  AXA Rosenberg Global Services LLC

These entities, excluding AXA Rosenberg Global Services LLC, are registered investment advisers(1) or investment managers according to the regulatory requirements of the applicable jurisdiction of operation.(2) AXA Rosenberg Global Services LLC is responsible for worldwide management, finance, legal, compliance, internal audit and risk management, human resources, administration, investment, and information technology support and systems for AXA Rosenberg Group.

In developing the Code of Ethics, AXA Rosenberg Group has striven to implement and give substance to its fundamental fiduciary principles and the laws that govern investment advisers. The Firm is committed to upholding its fiduciary responsibilities to clients, including the duties of honesty, good faith, and fair dealing, and acting in clients' best interests while avoiding or disclosing any conflicts of interest. The highest standards of professional conduct are reflected in this Code and underpin the ethical behavior required to instill trust and confidence.

The Firm's Code of Ethics is designed to:

   o  Protect the Firm's clients by deterring misconduct

   o Educate persons covered by the Code regarding the Firm's expectations and the laws governing their conduct

   o Remind persons covered by the Code that they are in a position of trust and must act in accordance with this position of trust and responsibility

   o  Protect the reputation of the Firm

   o  Guard against violation of the securities laws

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(1) AXA Rosenberg  Investment  Management  LLC and the Barr  Rosenberg  Research
Center LLC are registered investment advisers with the US Securities and Exchange Commission ("SEC").

(2) "Investment advisers" and "investment managers" are terms used interchangeably throughout this Policy as general references to AXA Rosenberg Group's management of equity securities. These terms are not intended to refer to any single jurisdiction's regulatory definitions of "investment managers" or "investment advisers," or to conflict with or impose any additional regulatory requirements associated with an entity's local registration.


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                              [LOGO] AXA ROSENBERG
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                              An AXA Investment Managers Company


   o Establish procedures for Employees to follow so that the Firm may determine whether persons covered by the Code are complying with the Firm's ethical principles.

It is AXA Rosenberg Group's goal that the Code be a clear statement of the Firm's purpose and values, and a guiding and evolving document to meet these high standards. The Code summarizes the values, principles, and business practices that guide the Firm's business conduct. It is also intended to address securities-related conduct and focus principally on fiduciary duty, personal securities transactions, insider trading, gifts, conflicts of interest, antitrust, and employment practices. Other topics, policies, and procedures are addressed in the Firm's regional Compliance Policies and Procedures Manuals, regional Employee Handbooks, and other policy and procedure documents.

Scope

All persons covered by the Code, as indicated in the following section, are required to abide by the global Code of Ethics as well as the applicable regional Compliance Policies and Procedures Manuals.(3) Together, the Code and the regional Compliance Manuals set forth the standards of business conduct for such persons and also specify personal securities transaction procedures designed to prevent unethical trading practices. The Firm encourages persons covered by the Code to ask questions and provide comment on the Code so that it can become a more effective and "living" document.

I. PERSONS COVERED BY THE CODE

A.    Employees of the Firm, collectively defined as:

      1. All employees involved in the Firm's day-to-day investment advisory business(4); this qualification applies to officers, directors, and any associated persons, or other persons involved in the Firm's day-to-day investment advisory business(5).

      2. Non-Employees, defined as any person who fulfills a specific function or position within AXA Rosenberg Group for a long term; "long term" is defined as three months. Non-Employees are employed by a third party, and their services are contracted and approved by AXA Rosenberg Group to work for the Firm. Non-Employees may need access to AXA Rosenberg Group's secured systems.

      3.    Persons   designated  by  the  Chief  Compliance  Officer  or  local
            Compliance Head(6) as subject to the Code, including any person who may be involved in the Firm's day-to-day activities.

----------
(3) Regional Compliance Manuals and any other Firm policies and procedures referenced herein are available on PRISM.

(4) Supervised Persons and Access Persons (as defined by SEC Rule 204A-1) are included within this Policy's definition of "Employee," thereby subjecting Supervised Persons and Access Persons to the provisions of this Code.

(5)


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                              An AXA Investment Managers Company


      Employees of the Firm are prohibited from disclosing any investment information obtained in the course of their work with the Firm, except as required by local law or as required for legitimate Firm business purposes.

B.    Temporary Exemption from the Code

      The Chief Compliance Officer or local Compliance Head may grant temporary exemption from the Code to Employees of the Firm on an approved extended leave of absence, provided the Employees are not involved in the day-to-day activities of the Firm. The Chief Compliance Officer or local Compliance Head may use his or her discretion to deem such an employee to be subject to the Code.

C.    Securities and Accounts Covered by the Code

      The AXA Rosenberg Group Personal Trading and Insider Trading Policy (the "Policy") provides information on securities covered by the Code. The Policy is attached herein as Appendix 1 and is part of the Firm's Code of Ethics.

Roles and Responsibilities

As noted in the introduction, the Firm has an overarching fiduciary duty to its clients, and it is the obligation of its Employees to understand and uphold that fundamental duty.

This Code of Ethics establishes a set of basic principles to guide all persons covered by the Code regarding the minimum requirements expected of them. It is not intended to provide an exhaustive list of all the detailed rules, regulations, and legal requirements that may apply. These general principles govern all conduct, whether or not the conduct is also covered by more specific standards and procedures. Failure to comply with the Firm's Code of Ethics may result in disciplinary action, including termination of employment. These general principles include:

   o The duty, at all times, to place the interests of clients first. Employees shall avoid serving their own personal interests ahead of the interests of the Firm's clients.

   o The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of an Employee's position of trust and responsibility.

   o The duty for Employees not to take inappropriate advantage of their positions.

   o The fiduciary duty to maintain as confidential all information concerning the identity of security holdings and financial circumstances of clients.

   o The principle that independence in the investment decision-making process is paramount.

--------------------------------------------------------------------------------
(6) "Chief Compliance Officer" refers to the person designated as Chief Compliance Officer pursuant to Securities Exchange Commission ["SEC"] Rule 206(4)-7 under the Investment Advisers Act of 1940. References to "local Compliance Heads" refer to the head Compliance Officers in jurisdictions other than the United States and Canada.


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                              [LOGO] AXA ROSENBERG
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                              An AXA Investment Managers Company


   o  The  obligation  for  Employees  to  conduct   themselves   with  honesty,
      integrity, and professionalism.

   Violations of the Code may result in disciplinary action, including, but not limited to, a verbal or written warning, disgorgement, suspension of personal trading rights, suspension of employment (with or without compensation), demotion, or termination of employment.

Policy and Reporting

I. STANDARDS OF BUSINESS CONDUCT

The Firm is committed to conducting its business according to a high standard of honesty and fairness. This commitment to observing a high ethical standard is designed not only to ensure compliance with applicable laws and regulations in the jurisdictions where AXA Rosenberg Group operates, but also to earn and keep the trust of its clients, shareholders, personnel, and business partners.

It is the policy of the Firm to conduct its business in accordance with best international practice, and always strictly within the laws of the countries in which it operates, in a manner that manages conflicts of interest appropriately and seeks to avoid even any appearance of conflict of interest. These practices are essential for maintaining the reputation, the client confidence, and the regulatory licenses upon which the business of the Firm depends. Employees are expected to observe a high standard of business and personal ethics and to exercise proper judgment in conducting the Firm's business.

A.    Compliance with Laws and Regulations

      Employees shall not engage in any activity that might involve the Firm or the Firm's Employees in a violation of applicable laws or regulations in any jurisdiction in which AXA Rosenberg Group operates. Employees are responsible for becoming acquainted with the legal standards and prohibitions applicable to their assigned duties and to conduct themselves accordingly. The Firm's Legal and Compliance Teams, and, where appropriate, the services of the Firm's external legal counsel, are available for advice and consultation in this regard.

      1. Prohibitions. As part of this requirement, Employees are not permitted to:

         a. Defraud a client in any manner

         b. Mislead a client, including by making a statement that omits material facts

         c. Engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon a client

         d. Engage in any manipulative practice with respect to a client


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                              [LOGO] AXA ROSENBERG
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                              An AXA Investment Managers Company


         e. Engage in any manipulative practice with respect to securities, including price manipulation.

      2. Policies and Procedures. The Firm requires Employees to adhere to all AXA Rosenberg Group policy and procedure documents, including regional Compliance Manuals and regional Employee Handbooks.

B.    Conflicts of Interest

      The Firm, as a fiduciary, has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients and to make full and fair disclosure of any material facts, particularly where the Firm's interests may conflict with the clients' interests. AXA Rosenberg Group can comply with this duty by the Firm's efforts to avoid conflicts of interest and by full disclosure of all material facts concerning any conflict that does arise with respect to any client.

      Senior Management of AXA Rosenberg Group is closely involved in discharging the Firm's duties regarding conflicts of interest. Conflicts of interest are discussed as an agenda item at regular management meetings to ensure that the list of actual and potential conflicts is kept up-to-date and that any actual conflicts are being correctly managed. Each business area is also asked to monitor and report any new conflicts or potential conflicts that have or may have arisen in the course of daily business. In addition, Employees must try to avoid situations that have even the appearance of conflict or impropriety and must adhere to AXA Rosenberg Group's Conflicts of Interest Policy.


      AXA Rosenberg Group created its Conflicts of Interest Policy in response to the Firm's regulatory obligation to establish, implement, and maintain an effective policy on conflicts of interest. The Conflicts of Interest Policy is a detailed document that takes into account circumstances, of which the Firm is or should be aware, that may give rise to a conflict of interest as a result of the structure and business activities of other members of the AXA Rosenberg Group. This Policy also includes a table of potential conflicts, as well as the Firm's policy for management and mitigation of conflicts of interest.

C.    Personal Securities Transactions and Insider Trading

      The Firm requires all Employees to comply with the AXA Rosenberg Group Personal Trading and Insider Trading Policy (the "Policy"). The Policy is attached as Appendix 1 of this Code.

D.    Gifts and Entertainment

      A conflict of interest occurs when the personal interests of Employees interfere or could potentially interfere with their responsibilities to the Firm and its clients. Employees should never encourage a quid pro quo (i.e., "favor for favor") business transaction or feel beholden to a person or firm. The overriding principle is that Employees should not accept


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                              [LOGO] AXA ROSENBERG
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                              An AXA Investment Managers Company


      inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could reasonably give rise to an actual or perceived conflict of interest. Similarly, Employees should not offer gifts, favors, entertainment, or other things of value that could be viewed as excessive or lavish or aimed at influencing decision making. Therefore, Employees should adhere to the procedures stated in their applicable regional Compliance Manual and refer to AXA Rosenberg Group's Gifts, Sponsorships and Charitable Donations Policy (if an Employee intends to offer a gift to a public official or make a charitable donation).

E.    Political Contributions

      Neither the Firm nor any director, officer, or Employee may make any payment of any kind, either directly or indirectly, to any official of any government or government instrumentality, or to any political party or official thereof or any candidate for any political office, in any case, whether domestic or foreign, for the purpose of influencing any act or decision in order to help the Firm obtain or retain business for or with, or direct business to, any person. All activities of the Firm must comply with the provisions of any applicable laws.

      To comply with certain governmental requirements, Employees may be required to disclose personal political contributions to the Chief Compliance Officer or local Compliance Head. The Compliance group will disclose this information only to such governmental entities unless otherwise required by law.

F.    Confidentiality

      Confidential information includes all nonpublic information that, if disclosed, might be of use to competitors or harmful to the Firm or its clients. It also includes the Firm's intellectual property (such as confidential product information, trade secrets, patents, trademarks, and copyrights); business, marketing, and service plans; databases; records; salary information; and unpublished financial data and reports, as well as information that joint-venture partners, suppliers, or clients have entrusted to the Firm. The obligation to preserve confidential information continues even after an Employee's tenure with the Firm ends.

      Please refer to the Firm's Information Security Policy for additional requirements.

G.    Service on a Board of Directors

      Because of the potential for conflicts of interest and insider trading issues, the Firm requires Employees to notify the Chief Compliance Officer or local Compliance Head (or designee) prior to accepting a position on an organization's board of directors. If an Employee wishes to serve as a director of a public company, the Employee must receive written approval from the Chief Compliance Officer or local Compliance Head prior to accepting the position. Employees must represent to the Chief Compliance Officer or local


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                              [LOGO] AXA ROSENBERG
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                              An AXA Investment Managers Company


      Compliance Head that the opportunity of the position arises as a result of activities unrelated to their position at the Firm, and that the position will not create a material conflict of interest.

      1. Private Company Going Public. The Firm requires that an Employee who is a director of a private company notify the Chief Compliance Officer or local Compliance Head if that company goes public during the Employee's term as director. Employees must represent to the Chief Compliance Officer or local Compliance Head that the opportunity to hold a position as director of a publicly traded company arises as a result of activities unrelated to their position at the Firm, and that the position will not create a material conflict of interest.

H.    Other Outside Activities

      In addition to addressing service on boards of organizations or companies, the Firm has provisions addressing the following issues:

      1. General. The Firm prohibits Employees from engaging in outside business or investment activities that materially interfere or could potentially materially interfere with their duties at AXA Rosenberg Group.

      2. Disclosure. Regardless of whether an activity is specifically addressed in the Code, Employees should disclose any personal interest that might present a conflict of interest or harm the reputation of the Firm or its clients.

I.    Marketing and Promotional Activities

      Employees are reminded that all oral and written statements, including those made to clients, prospective clients, client representatives, or the media, must be professional, accurate, balanced, and not misleading in any material manner.

      The Firm's Media Relations Policy and the applicable regional Compliance Manual provide additional requirements.


II.   ANTITRUST AND FAIR DEALING

The Firm believes that the welfare of consumers is best served by economic competition. AXA Rosenberg Group's policy is to compete vigorously and successfully in today's increasingly competitive business climate and to do so at all times in compliance with all applicable antitrust, competition, and fair-dealing laws in all the markets in which it operates. Employees should endeavor to deal fairly with clients, suppliers, competitors, and other Employees. No one should take unfair advantage, especially through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices.


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                              [LOGO] AXA ROSENBERG
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                              An AXA Investment Managers Company


III. COMPLIANCE PROCEDURES

A.    Certification of Compliance

      1. Initial Certification. The Firm is required to provide all Employees with a copy of the Code of Ethics. Therefore, all Employees are required to certify in writing that they have:

            a. Received a copy of the Code

            b. Read and understood all provisions of the Code

            c. Agreed to comply with the terms of the Code.

      2. Acknowledgment of Amendments. The Firm must provide Employees with any amendments to the Code, and Employees should submit a written acknowledgment that they have received, read, and understood the amendments to the Code.

      3. Certification. Employees must certify at least annually that they have:

            a. Read, understood, and complied with the Code

            b. Submitted all the reports required by the Code

            c. Not engaged in any prohibited conduct

            d. Not become  subject to any of the  disciplinary  events listed in
               Item 11 of Form ADV, Part 1 (Disciplinary History).

            Conversely, if Employees are unable to make such a representation, they are required to immediately report any violations to the Chief Compliance Officer or local Compliance Head.

IV. CODE OF ETHICS RECORDKEEPING REQUIREMENTS

The Firm will maintain the following records in a readily accessible place:

   o A copy of this Code of Ethics and each Code that has been in effect at any time during the past five years.

   o A record of any violation of the Code and any action taken as a result of such violation during the five-year period beginning with the end of the fiscal year in which the violation occurred.

   o A record of all written acknowledgments of receipt of the Code and amendments for each person who is currently or has been an Employee within the past five years.

      - These records will be kept for five years after the individual ceases to be an Employee of the Firm.


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                              [LOGO] AXA ROSENBERG
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                              An AXA Investment Managers Company


   o Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports.

   o A list of the names of persons who are currently or have been Employees within the past five years.

   o A record of any decision and supporting reasons to approve the acquisition of securities by Employees in limited or initial public offerings for at least five years after the end of the fiscal year in which approval was granted.

   o A record of persons responsible for reviewing Employees' reports currently and during the last five years.

   o A copy of reports provided to an applicable fund's board of directors regarding the Code.

V. FORM ADV DISCLOSURE

The Firm is required to include on Schedule F of US SEC Form ADV, Part II, a description of the Code and to state that the Firm will provide a copy of the Code to any client or prospective client upon request.

VI. ADMINISTRATION AND ENFORCEMENT OF THE CODE

A.    Training and Education

      The Chief Compliance Officer/local Compliance Head is responsible for training and educating Employees regarding the Code. Such training will occur periodically, and all Employees are required to attend any training sessions or read any applicable materials.

B.    Review

      The Chief Compliance Officer/local Compliance Head is required to review at least annually the adequacy of the Code and the effectiveness of its implementation.

C.    Mutual Funds' Board Approval(7)

      AXA Rosenberg Group is a sub-adviser to mutual funds; accordingly, the Firm is required to have the Code approved by the board of directors of the mutual funds that the Firm sub-advises. Any material amendments to the Code must also be approved by the boards of such mutual funds.

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(7) This requirement applies to SEC registered investment advisers only.


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D.    Report for the Mutual Funds' Board(8)

      AXA Rosenberg Group is a sub-adviser to mutual funds; accordingly, the Firm is required to provide an annual written report to the board of directors of those funds that the Firm sub-advises. This report describes any issues arising under the Code since the last report, including information about material violations of the Code and sanctions imposed in response to such violations. The report must include discussion of whether any waivers that might be considered important by the board were granted during the applicable period. The report must also certify that AXA Rosenberg Group has adopted procedures reasonably necessary to prevent Employees from violating the Code.

E.    Report for Senior Management

      The Global Head of Legal and Compliance, the Chief Compliance Officer/local Compliance Head is required to report to senior management his or her annual review of the Code and to bring material violations to the attention of senior management.

F.    Reporting Violations

      All Employees must report violations of the Firm's Code of Ethics promptly to the Chief Compliance Officer, the local Compliance Head, or the Global Head of Legal and Compliance (provided that the Chief Compliance Officer or local Compliance Head also receives reports of all violations). Additionally, Employees should refer to the Incident and Issue Escalation Policy in the applicable regional Compliance Manual for additional requirements.


      1. Apparent Violations. Employees are required to report "apparent" or "suspected" violations in addition to actual or known violations of the Code.

      2. Retaliation. Retaliation against an individual for reporting a violation is prohibited and constitutes a further violation of the Code.

      3.    Types of Reporting. Employees are required to report:

            a.    Noncompliance with applicable laws, rules, and regulations

            b. Fraud or illegal acts involving any aspect of the Firm's business

            c. Material misstatements in regulatory filings, internal books and records, and clients' records or reports

            d.    Activity   that  is  harmful  to   clients,   including   fund
                  shareholders

----------
(8) Ibid


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            e.    Deviations   from  required   controls  and  procedures   that
                  safeguard clients and the Firm.

            This list is not exhaustive, and is not intended to limit the types of reporting required.

      4. Confidentiality. Such reports will be treated confidentially to the extent permitted by law, and will be investigated promptly and appropriately.

      5. Alternate Designee. In the event that the Chief Compliance Officer, the local Compliance Head, or the Global Head of Legal and Compliance is unreachable, Employees may report violations to any member of the Executive Committee (provided that the Chief
            Compliance Officer/local Compliance Head also receives reports of all violations).

      6. Advice. Employees should seek advice from the Compliance and Legal Teams with respect to any action or transaction that might violate the Code, and they should refrain from any action or transaction that might lead to the appearance of a violation.

G.    Sanctions

      Any violation of the Code may result in disciplinary action that the Firm or the Firm's designee deems appropriate, including, but not limited to, a verbal or written warning, disgorgement, suspension of personal trading rights, suspension of employment (with or without compensation), demotion, or termination of employment. In addition, the Firm may require the Employee or other individual involved to reverse any trade at issue and forfeit any profit or absorb any loss from the trade. Violations of the Code may result in referral to civil or criminal authorities where appropriate.

H.Further Information Regarding the Code

      Employees should contact the Chief Compliance Officer, the local Compliance Head, or other members of the Legal and Compliance Teams for additional information about the Code or any other ethics-related questions.


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                                   APPENDIX 1

         AXA Rosenberg Group Personal Trading and Insider Trading Policy
                                 ("the Policy")

Introduction and Scope

I. PERSONAL TRADING

AXA Rosenberg Group LLC (hereinafter collectively referred to as "AXA Rosenberg Group" or "the Firm") is subject to the various rules and regulations relating to personal trading in the jurisdictions in which the Firm operates. In response to these various rules and regulations, AXA Rosenberg Group has adopted the following policy on personal trading, which applies globally, as outlined.

AXA Rosenberg Group uses a proprietary personal trading application known as "Ptrade" to provide an automated and streamlined mechanism for managing Employees' personal trading practices, in accordance with regulatory requirements, the Firm's Code of Ethics, and regional Compliance Manuals. Integrated within the application is an automated cross-check of the requested covered security against real-time recommendations of the Firm's investment model. The Firm performs an additional safeguard by requiring an Employee from Trading and/or a designated person from Compliance to conduct quality control of Ptrade's compliance function prior to approving a personal trade request. Employees covered by the Policy are required to certify quarterly compliance with applicable regulatory requirements and regional Compliance Manuals.

A.    Persons Covered by the Policy

      Employees and additional persons and accounts as described below are subject to the Policy and are hereinafter collectively referred to as "Restricted Persons."

      1.    All Employees of AXA Rosenberg Group and its subsidiaries.

      2. Non-Employees, defined as any person who fulfills a specific function or position within AXA Rosenberg Group for a long term; "long term" is defined as three months. Non-Employees are employed by a third party, and their services are contracted and approved by AXA Rosenberg Group to work for the Firm. Non-Employees may need access to AXA Rosenberg Group's secured systems.

      3.    Immediate family living in the Employee's  household,  including any
            relative  by  blood  or  marriage,   and  any  domestic  partner  or
            "significant other" living in the Employee's household.


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      4.    Any  account  over  which an  Employee  or member  of an  Employee's household has discretionary authority to make investment decisions.

      5. Any account in which an Employee or member of an Employee's household has a direct or indirect beneficial interest, such as a trust.

      Restricted Persons are prohibited from disclosing any investment information obtained in the course of their association with AXA Rosenberg Group, except as required by law or as required for legitimate AXA Rosenberg Group business purposes.

B.    Securities Covered by the Policy ("Covered Security")

      A Covered Security as defined in the Policy means any stock, bond, future, investment contract or any other instrument that is considered a security. The following are considered Covered Securities:

      1.    Stocks (foreign and domestic)

      2.    Bonds (foreign and domestic)

      3.    Security futures (e.g., single stock futures; foreign and domestic)

      4.    Derivative instruments such as options, warrants, or rights (foreign
            and  domestic)--see  Section  F  for  transactions   concerning  the
            Employee Stock Option Plan

      5. Any type of limited partnerships or limited liability companies, such as a commingled trust (foreign and domestic)

      6. Open-end mutual funds and unit trusts (foreign and domestic) that are advised or sub-advised by AXA Rosenberg Group

      7. Private investment funds, hedge funds, and investment clubs (foreign and domestic)

      8.    Exchange traded funds

      9.    Closed-end funds

      10. Spread bets on financial instruments (individual companies) or market indexes

      11.   Contracts for Differences (CFD)

      12.   Self-select ISA/PEPS (i.e., where the individual has discretion).

C.    Exempt Securities

      The following securities are not Covered Securities and therefore do not require preclearance or reporting under the Policy:

      1.    Direct  investments  in  obligations  of  a  government   (excluding
            municipal debt instruments)

      2. Bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements

      3.    Shares issued by money market funds


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      4.    Shares of open-end mutual funds and unit trusts that are not advised or sub-advised by the AXA Rosenberg Group (foreign and domestic)

      5.    Shares   issued  by  unit   investment   trusts  that  are  invested
            exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the AXA Rosenberg Group

      6. Investments in commodities (not including index futures or currency futures or forward contracts traded on a national securities exchange)

      7. Direct investment in real estate (not including securities investing in real estate, such as Real Estate Investment Trusts ["REITs"])

      8. Securities held in accounts over which the Restricted Person has no direct or indirect influence or control.

D.    Trading Provisions and Prohibitions

      Restricted Persons are prohibited from purchasing or selling, directly or indirectly, any Covered Security in which they have, or by reason of such transaction acquire, any direct or indirect beneficial ownership if they know (or should have known at the time of such purchase or sale) that the Covered Security:

         o Is being (or is recommended to be) purchased by the Firm on behalf of a client

         o Is being (or is recommended to be) sold by the Firm on behalf of a client

         o For any other reason has not satisfied the following preclearance requirements.

      1. Initial Public Offerings--Preclearance. The Firm requires Restricted Persons to receive written permission from the Chief Compliance Officer or local Compliance Head prior to acquiring any securities in an initial public offering ("IPO"). Restricted Persons must represent to the Chief Compliance Officer or local Compliance Head that the IPO investment opportunity arises as a result of their outside personal trading activities (unrelated to their position at the firm). The Firm must also make a good-faith determination that the investment will not create a material conflict of interest.

      2. Limited or Private Offerings--Preclearance. The Firm requires Restricted Persons to receive written permission from the Chief Compliance Officer or local Compliance Head prior to acquiring any interest in a limited offering (e.g., private placement). Restricted Persons must represent to the Chief Compliance Officer or local Compliance Head that the investment in a limited offering opportunity arises as a result of their outside personal trading activities (unrelated to their position at the Firm). The Firm must also make a good-faith determination that the investment will not create a material conflict of interest. The Firm also requires Restricted Persons to


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            notify the Chief Compliance  Officer or local Compliance Head if the limited or private offering publicly announces its intent to make a public offering of its securities.

      3. Market Timing. The Firm prohibits Restricted Persons from engaging in market timing or short-term trading in mutual funds advised or sub-advised by AXA Rosenberg Group, and discourages such trading activities in all other mutual funds. Additionally, the Firm requires Restricted Persons to adhere to the market timing provisions in a fund's prospectus.

      4. Good for the Day ("GFD") Trades (applies to Restricted Persons within the AXA Rosenberg Group). Preclearance approval is good until the close of business on the trading day in which authorization is granted for the Restricted Person. If the transaction is not placed with the brokerage within that time period, a new trade request must be obtained before the transaction is placed.

            Restricted Persons affiliated with Singapore- and Hong Kong-based subsidiaries of AXA Rosenberg Group are allowed to place only GFD trades.

      5. Good 'Til Canceled ("GTC") Trades (applies to Restricted Persons affiliated with US-based subsidiaries of AXA Rosenberg Group only). After Restricted Persons have received approval from Ptrade for a personal trade request placed as a GTC trade with a stated limit price, they must place the GTC order with the stated limit price with their broker during market hours on the day the trade request has been approved. After the GTC trade request is approved and has been placed with their broker, Restricted Persons do not have to receive approval each day until the order is filled. If, for any reason, Restricted Persons amend the original order in any way or learn that the information in the trade request form is not accurate, they must submit a new trade request and obtain approval prior to placing the amended transaction with their broker.

      6. Holding Periods. Restricted Persons are discouraged from conducting short- term trading in their personal trading accounts.

            Restricted Persons affiliated with Singapore- and Hong Kong-based subsidiaries of AXA Rosenberg Group have a 30-day holding period.

            Restricted Persons affiliated with Japan-based subsidiaries of AXA Rosenberg Group have a six-month holding period.

E.    Preclearance Requirements

      Restricted Persons who wish to trade a Covered Security must use Ptrade to obtain approval in advance of trading. Restricted Persons may execute approved personal trades only after they have received approval documented in Ptrade. Electronic approval such as e-mail is acceptable only as an exception.

      The following Covered Securities are subject to preclearance requirements:


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      1.    Stocks (foreign and domestic)

      2.    Bonds (foreign and domestic)

      3.    Security futures (e.g., single stock futures; foreign and domestic)

      4. Derivative instruments such as options on Covered Securities, warrants. or rights (foreign and domestic)--see Section F for transactions concerning Employee Stock Option Plan

      5. Any type of limited partnerships or limited liability companies, such as a commingled trust (foreign and domestic)

      6. Initial Public Offerings ("IPOs") and limited offerings, including private placements, hedge funds, and investment clubs (foreign and domestic; all require written preapproval from a Compliance Officer)

      7.    Certain closed-end funds

      8. Spread bets on financial instruments (individual companies) or market indexes

      9.    Contracts for Differences (CFD)

      10.   Self-select ISA/PEPS (i.e., where the individual has discretion).

      If Restricted Persons are uncertain whether an investment would qualify as a Covered Security, they should contact their Compliance Officer.

      A Restricted Person's personal trade request will be checked against the AXA Rosenberg Group's systems containing the most recent overnight and real-time recommendations. No trade will be approved for the purchase or cover of a security that is currently being recommended as a "buy" by AXA Rosenberg Group. Likewise, no trade will be approved for the sale or short of a security that is currently being recommended as a "sell" by AXA Rosenberg Group.

      If the systems are not recommending the same transaction, the Compliance Officer or designee will usually approve the trade. However, Compliance Officers have the discretion and the authority to deny trade approval even if the systems are not recommending the same or a similar transaction if the Compliance Officer believes that the trade would not be in the best interest of the AXA Rosenberg Group or its clients, or if for some other reason the Compliance Officer or designee believes that trade approval is not appropriate.

      Should a Restricted Person's trade request be rejected, the Restricted Person may make a new request on the following days until their request is approved. Restricted Persons should consider that, due to market conditions and AXA Rosenberg Group's trading style, trade requests may be repeatedly rejected. Unfortunately, trade rejections are a risk that


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      Restricted  Persons take when trading Covered  Securities--recommendations and trades for AXA Rosenberg  Group clients are always first and foremost.
      Restricted  Persons  may  contact  Compliance   regarding  repeated  trade
      rejections. The Compliance Officer or designee will investigate the rejection and will confirm whether the rejection is valid. To avoid any doubt when conducting personal trades, Restricted Persons may not, directly or indirectly, access AXA Rosenberg Group's systems to ascertain whether a security is being recommended. Nor should Restricted Persons request such information from Employees with access to or knowledge of the system's recommendations. In addition, no Restricted Person should request or induce a trader to complete or close out a trade for a client in order for the Employee to be able to trade the same security.

F.    Employee Stock Option Plan ("ESOP")

      As the holder of a stock option granted by a current or former employer, Restricted Persons may exercise their right to buy the security at any time before the expiration date of the option.

      As soon as Restricted Persons exercise the option, they are deemed to be the owner of the security; therefore, they must report the holding of the security in Ptrade. If the security is a Covered Security requiring preclearance (as defined in Section E), Employees must obtain preclearance prior to the sale of the security resulting from exercising the stock option. The Compliance Officer or designee may require Restricted Persons to provide documentation to evidence the assignment and/or exercise of such transactions.

G.    Reportable Transactions

      Restricted Persons are required to report in Ptrade the following transactions for Covered Securities. Such transactions are not subject to preclearance requirements; however, they must be reported in Ptrade.

      1. Transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans of Covered Securities (the total number of shares transacted, rather than individual transactions, as of quarter-end must be entered in Ptrade). If Restricted Persons intend to make cash contributions to an automatic investment plan, they must preclear the initial investment of Covered Securities within the plan; however, subsequent investments of such Covered Securities made within the confines of the plan only need to be reported. If Restricted Persons intend to purchase a new Covered Security within the plan or sell an existing Covered Security within the plan, they must obtain preapproval in Ptrade prior to effecting such transactions.

      2. Transactions effected pursuant to corporate actions, including, but not limited to, acquisition of securities through stock dividends, stock splits, reverse stock splits, mergers, consolidations, spin-offs, tender offers, and other similar corporate


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            reorganizations or distributions generally applicable to all holders of the same class of securities.

      3.    Transactions  of  open-end  mutual  funds and unit  trusts  that are
            advised  or  sub-advised   by  AXA  Rosenberg   Group  (foreign  and
            domestic).

      4.    Transactions of unit investment trusts.

      5.    Transactions of exchange traded funds.

      6. Transactions in certain types of debt securities (e.g., municipal bonds).

      7.    Other  nonvolitional  events,  such as an  exercise  of an option at
            expiration--see   Section  F,  Employee   Stock  Option  Plan,   for
            additional information.

      8. Purchases effected upon exercise of rights issued pro rata to all holders of a class of an issuer's securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired.

H.    Breach of Policy

      Failure to satisfy and adhere to all requirements set forth in this Policy is a serious breach and will be treated as such. Violations of this Policy may subject the Employee to disciplinary action, including termination of employment. Failure to obtain preclearance may result in the trade being canceled, with the Restricted Person bearing any losses that may occur. The Compliance Officer may require that any profits resulting from an unauthorized trade be donated to a charity designated by AXA Rosenberg Group.

I.    Trading Hours

      Except as stated in the following paragraph, approval of a Restricted Person's personal trade is valid only through the end of the trading day in the jurisdiction or market in which the security is primarily traded. Specifically, trades may be approved and are valid as follows:

      Orinda--between 6:30 a.m. and 1:00 p.m. Orinda time
      London--between 8:30 a.m. and 4:30 p.m. London time
      Tokyo--between 9:00 a.m. and 3:00 p.m. Tokyo time
      Singapore--between 9:00 a.m. and 5:00 p.m. Singapore time
      Hong Kong--between 10:00 a.m. and 4:00 p.m. Hong Kong time

      If the trade is not effected within these hours and the Restricted Person still wants to make the trade the next day (or on any subsequent day), the Restricted Person must again seek approval for the trade.


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J.    Post Trade

      Restricted Persons are required to promptly indicate whether a transaction was effected on an approved trade request by confirming the trade request in Ptrade. Restricted Persons need to provide the following information to confirm trades that have been executed:

      1.    Date of the transaction (trade date)

      2.    Title and exchange ticker symbol

      3.    Type of security

      4.    Nature of the transaction (e.g., buy, sell, cover)

      5.    Price of the security at which the transaction was effected

      6.    Interest rate and maturity date (if applicable)

      7.    Number of shares

      8.    Principal amount

      9.    Account(s) information in which the transaction(s) occurred

      10.   Date the report is submitted

      11.   Beneficiary of transaction (traded on behalf of).

K.    Certification Requirements

      All Employees must use Ptrade for reporting requirements.

      1. Holdings Reports. AXA Rosenberg Group requires Employees to submit to the Chief Compliance Officer or local Compliance Head (or other designee) a report in Ptrade of all holdings in Covered Securities in which Restricted Persons have any direct or indirect beneficial ownership within 10 days of becoming a Restricted Person. Thereafter, Employees must submit quarterly such report within 20 days after the end of the applicable calendar quarter.

            a.    The Holdings Report will include:

                   (i)   Title and exchange ticker symbol
                   (ii)  Type of security
                   (iii) Number of shares
                   (iv)  Principal amount


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                   (v)   Name of entity where the Covered Security is held
                   (vi)  Date the report is submitted

            b. Current information: The information supplied must be current as of a date no more than 45 days prior to the date the report was submitted. For new Employees, the information must be current as of a date no more than 45 days before the person became an Employee.

      2. Quarterly Transaction Reports. Within 20 calendar days of the end of each calendar quarter (or before the Employee's last date of employment, whichever is earlier), each Employee should certify in Ptrade all transactions in Covered Securities during the quarter.

            a.    The Quarterly Certification in Ptrade will include:

                  (i)    Account(s) in which the transaction(s) occurred

                  (ii)   Title and exchange ticker symbol or CUSIP number

                  (iii)  Date of the transaction (trade date)

                  (iv)   Type of security

                  (v)    Nature of the transaction (e.g., buy, sell, cover)

                  (vi) Price of the security at which the transaction was effected

                  (vii)  Interest rate and maturity date (if applicable)

                  (viii) Number of shares

                  (ix)   Principal amount

                  (x)    Date the report is submitted.

            Every  Employee  shall  certify  quarterly   regardless  of  whether
            reportable transactions occurred for the quarter.

      3. Quarterly Brokerage Account Reports. The Policy requires Employees to disclose the following information about any account opened during the quarter that contains securities held for the direct or indirect benefit of the Restricted Persons:

            a. Name of the entity (i.e., broker, dealer, or bank) with whom the Restricted Person established the account

            b.    Date the account was established

            c.    Date the report is submitted.

      4. Confidentiality of Reports. The Firm assures Restricted Persons that their transactions and holdings reports will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Policy or to comply with requests for information from government agencies.

      5. Duplicate Brokerage Confirmations and Statements (where applicable). The Firm requires Restricted Persons to direct their brokers to provide to the Chief Compliance Officer, local Compliance Head, or other designated compliance official,


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            on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts. Restricted Persons may use the form letter attached to the Policy to notify such financial institutions.

      6. Monitoring of Personal Securities Transactions. The Chief Compliance Officer, local Compliance Head, or designee is required to review personal securities transactions and holdings reports periodically. Therefore, the Chief Compliance Officer, local Compliance Head, or designee is responsible for reviewing and monitoring personal securities transactions and trading patterns of Restricted Persons.

L.    Broker Relationships

      In no event may Restricted Persons' accounts be traded in-house or may the AXA Rosenberg Group's institutional broker relationships be used to execute Employee trades. Employees are responsible for their own broker relationships.


II.   INSIDER INFORMATION

AXA Rosenberg Group may obtain, in the course of its business, material and non-public information pertaining to companies whose securities are publicly traded. The term "material nonpublic information" relates to issuers and to investment advisers' securities recommendations and client securities holdings and transactions. Material non-public information could be received from sources including company insiders/agents and/or third parties such as consultants. Care should be taken to ensure that there are no implications of insider trading derived from such relationships; therefore, Restricted Persons may not: (i) trade securities, either personally or on behalf of others while in possession of material nonpublic information concerning those securities or their issuer, or (ii) communicate material nonpublic information to others, including internal and/or external communications, in violation of Applicable law.

Penalties for communicating or trading on material nonpublic information are severe. A person can be subject to some or all of the following, even if he or she does not personally benefit from the violation: civil injunctions; damages in a civil suit; disgorgement of profits; jail sentences; fines for a person who committed the violation; fines for the employer or other controlling person; and prohibition from employment in the securities industry.

Restricted Persons may not engage in what is commonly known as "front-running" or "scalping" (i.e. the buying or selling of securities in an account over which the employee has beneficial ownership prior to a purchase or sale by a client, in order to benefit from any price movement that may be caused by the client's transactions). Such conduct would constitute a violation of this Policy. Restricted Persons may not engage in any transactions for the purpose of raising, lowering, or maintaining the price of a security or of creating a false appearance of active trading in a security (i.e. manipulation).

                              [LOGO] AXA ROSENBERG
                              ----------------------------------
                              An AXA Investment Managers Company


In addition, AXA Rosenberg Group has established, implemented and maintained arrangements aimed at preventing Restricted Persons from engaging in activities that may give rise to a conflict of interest. Restricted Persons may not enter into a personal transaction that conflicts or is likely to conflict with an obligation of the Firm to a client. Please refer to AXA Rosenberg Group's Conflicts of Interest Policy for additional information.

                              [LOGO] AXA ROSENBERG
                              ----------------------------------
                              An AXA Investment Managers Company


                                   APPENDIX 2
   (Applies to Restricted Persons affiliated with US-based subsidiaries of AXA
                             Rosenberg Group only)


                    Sample Broker Confirmation Request Letter

[Date]

[Name]
[Name of broker-dealer]
[Address of broker-dealer]

Re: [Employee name, Account Number(s)]

I am deemed a Supervised Person of AXA Rosenberg Group, a registered investment adviser. In compliance with the Firm's Code of Ethics, please send duplicate statements and confirmations of any securities transactions in the above referenced account to the Firm at the following address:

                                    Attention: Compliance Department
                                    AXA Rosenberg Group
                                    4 Orinda Way, Building E
                                    Orinda, CA 94563


Very truly yours,


[Signature of Employee]




cc:  Joan Jiang, Compliance
     Jennifer Showers, Compliance